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                                                                Exhibit 99c


                              Centerior Energy Corporation
                                Equity Compensation Plan


 1. PURPOSE

      The purpose of the Plan is to advance the long-term interests of the Corporation by (i) motivating executive personnel by means of equity-based incentives, (ii) furthering the identity of interests of Participants with those of the share owners of the Corporation through the ownership and performance of the Common Stock and (iii) enhancing the ability of the Corporation to attract and retain management personnel upon whose judgment the successful conduct of the business of the Corporation largely depends. Toward this objective, the Committee or the Board of Directors may grant Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Deferred Incentive Units to selected Employees on the terms and subject to the conditions set forth in the Plan.

 2. DEFINITIONS

      2.1 "Administrative Policies" means the administrative policies and procedures adopted and amended from time to time by the Committee to administer the Plan.

      2.2 "Award" means any form of Stock Option, Stock Appreciation Right, Restricted Stock, Performance Share or Deferred Incentive Unit granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

      2.3 "Award Agreement" means a written agreement with respect to an Award between the Corporation and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

      2.4 "Board of Directors" means the Board of Directors of the Corporation.

      2.5 "Change in Control" shall be deemed to have occurred if at any time or from time to time after the date of adoption of the Plan:

      (a) there is a report filed on Schedule 13D or Schedule 14D-1, each as adopted under the Exchange Act, disclosing the acquisition of 20% or more of the voting stock of the Corporation in one transaction or a series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the Exchange Act);

      (b) during any period of 24 consecutive calendar months, individuals who at the beginning of such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election of each new Director of the Corporation was approved or recommended by the vote of at least two-thirds of the Directors of the Corporation then still in office who were Directors of the Corporation at the beginning of any such period;
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     (c) the Corporation merges with or into, or consolidates with, another corporation following approval of the share owners of the Corporation of such merger or consolidation and, after giving effect to such merger or consolidation, less than 60% of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to such merger or consolidation;

     (d) there is a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the assets of the Corporation following approval of the share owners of the Corporation of such transaction or series of transactions or

     (e) the share owners of the Corporation shall approve any plan or proposal for the liquidation or dissolution of the Corporation.

     2.6 "Code'' means the Internal Revenue Code of 1986, as amended from time to time.

     2.7 "Committee" means the Human Resources Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan under Section 3 hereof.

     2.8 "Common Stock" means Common Stock of the Corporation.

     2.9 "Corporation" means Centerior Energy Corporation and its successors, including the surviving or resulting corporation of any merger of Centerior Energy Corporation with or into, or any consolidation of Centerior Energy Corporation with, any other corporation or corporations.

   2.10 "Deferred Incentive Unit" shall have the meaning set forth in Section 11(a) hereof.

   2.11 "Director" means a member of the Board of Directors.

   2.12 "Employee" means any individual employed by the Corporation or a Subsidiary.

   2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   2.14 "Fair Market Value" means the average of the high and low sale prices of the Common Stock as reported in THE WALL STREET JOURNAL report of NYSE-Composite Transactions for the date on which the determination of fair market value is made or, if there are no sales of Common Stock on that date, then on the next preceding date on which there were any sales of Common Stock.

   2.15 "Freestanding SAR'' has the meaning set forth in Section 8(a) hereof.

   2.16 "Incentive Stock Option" means an Option intended to meet the requirements of Section 422 of the Code.


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    2.17   "Nonqualified Stock option" means an option which is not intended to meet the  requirements of Section 422 of the Code.

    2.18 "Option" or "Stock Option" means an option to purchase Common Stock pursuant to an Award.

    2.19 "Participant" means any individual to whom an Award has been granted by the Committee.

    2.20 "Performance Period" shall have the meaning set forth in Section 10(b) hereof.

    2.21 "Performance Shares" shall have the meaning set forth in Section 10(a) hereof.

    2.22 "Performance Target" shall have the meaning set forth in Section 10(b) hereof.

    2.23   "Plan" means the Centerior Energy Corporation Equity Compensation
 Plan.

    2.24 "Restricted Stock" means shares of Common Stock awarded under Section 9(a) hereof.

    2.25 "Restricted Stock Award" means an Award of shares of Common Stock under
 Section 9 hereof.

    2.26 "SARS" or "Stock Appreciation Right" shall have the meaning set forth in Section 8(a) hereof.

    2.27 "Subsidiary" means a corporation at least 50% of the voting stock of which is directly or indirectly owned by the Corporation, Centerior Service Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company or any other Subsidiary of the Corporation.

    2.28 "Tandem SARS" shall have the meaning set forth in Section 8(a) hereof.

 3. ADMINISTRATION

     The Plan shall be administered under the supervision of the Committee.

     Subject to the express provisions of the Plan, the Committee shall have conclusive authority to construe and interpret the Plan and any Award Agreement entered into hereunder, to establish, amend and rescind Administrative Policies for the administration of the Plan, to determine the Employees who are eligible for an Award and to determine the type, size, terms, conditions, restrictions and limitations of Awards to be granted to any Employee and shall have such additional authority as the Board of Directors may from time to time determine to be necessary or desirable. Decisions of the Committee shall be binding and conclusive on all persons for all purposes. The Committee may authorize any one or more of its members or any officer of the Corporation or its Subsidiaries to



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 execute and deliver documents on behalf of the Committee and the Committee may delegate to one or more employees, agents or officers of the Corporation or its Subsidiaries, or to one or more third party consultants, accountants, lawyers or other advisors, such ministerial duties related to the operation of the Plan as it may deem appropriate. Notwithstanding the foregoing, the Board of Directors may exercise any authority granted herein to the Committee; provided, however, that to the extent required by Rule 16b-3 of the Exchange Act with respect to specific grants of Awards, such power or authority shall only reside in and such actions or determinations shall only be made by an administrator or administrators satisfying the disinterested administration standard contained in Rule 16b-3 of the Exchange Act. The right of indemnification granted to each Director, Employee and officer of the Corporation and its Subsidiaries under applicable law and the Regulations of the Corporation and its Subsidiaries, as from time to time may be in effect, shall apply to any act or failure to act by the Board of Directors or the Committee, any of their respective members and any person to whom either of them may have delegated any authority in connection with administration of the Plan. Any party performing services with respect to the Plan shall receive such compensation, in addition to any compensation received as an Employee, as the Board of Directors shall authorize and such party also shall receive reimbursement from the Corporation or its Subsidiaries for reasonable expenses incurred in connection therewith.

 4.   ELIGIBILITY

      Any Employee is eligible to become a Participant.

 5.   SHARES AVAILABLE

      (a) Shares of Common Stock available for issuance under the Plan may be authorized and unissued shares, treasury shares or shares acquired on the open market specifically for distribution under the Plan as the Chief Financial officer of the Corporation may from time to time determine. Subject to the adjustments provided for in Section 16 hereof, the maximum number of shares of Common Stock available for grant of Awards under the Plan during any calendar year shall be equal to the sum of:

           (i) 0.5% of the total number of issued and outstanding shares of Common Stock as of the December 31st of the immediately preceding calendar year;

          (ii) Any unused portion of the limit in (i) above from prior calendar years during the term of the Plan; and

         (iii) Any shares of Common Stock related to Awards which terminated during prior calendar years during the term of the Plan by expiration, forfeiture, cancellation or otherwise without the issuance of such shares or cash in lieu thereof.

      Notwithstanding the foregoing, not more than 3,000,000 shares of Common Stock shall be available for the award of Incentive Stock Options under the Plan.




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    Notwithstanding the foregoing, at no time shall the number of shares deemed to be available for grant in a calendar year exceed 1% of the total number of issued and outstanding shares of Common Stock.

    (b) For purposes of calculating the number of shares of Common Stock deemed to be granted hereunder during any calendar year, each Award, whether denominated in Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Deferred Incentive Units, shall be deemed to be a grant of a number of shares of Common Stock equal to the number of shares (i) represented by the Stock Options and (ii) shares of Restricted Stock, Performance Shares, Stock Appreciation Rights or Deferred Incentive Units set forth in the Award; provided, however,

         (i) in the case of any Award as to which the exercise of one right nullifies the exercisability of another, the number of shares deemed to have been granted shall be the maximum number of shares (and/or cash equivalents) that could have been acquired upon the maximum exercise or settlement of the Award and

        (ii) in the case of Performance Share Awards providing for payments in excess of 100% of the number of shares set forth in the Award Agreement, the number of shares granted shall be deemed to be the maximum number of shares (and/or the cash equivalent) thereof issuable under the Award at the highest level of performance.

    (c) For purposes of calculating the number of shares available for grant in any calendar year, the portion of any Award that has been settled by the payment of cash or the issuance of shares of Common Stock, or a combination thereof, shall not be available for regrant under the Plan, irrespective of the value of the settlement or the method of its payment. The settlement of an Award shall not be deemed to be the grant of an Award hereunder.

6. TERM

The Plan shall become effective upon adoption by the Board of Directors, but Awards thereunder shall be conditioned upon approval of the Plan by the share owners of the Corporation, and the Plan shall remain in effect thereafter until terminated by the Board of Directors.

7. STOCK OPTIONS

    (a) GRANTS. Awards may be granted in the form of Options. Options may be Incentive Stock Options or Nonqualified Stock Options or a combination of both, or any particular type of option authorized by the Code from time to time. No Incentive Stock Option may be granted on a date more than 10 years from the earlier of (i) the date the share owners of the Corporation approve the Plan or
(ii) the date of adoption of the Plan by the Board of Directors; or such other date as may be authorized by the Code from time to time. The maximum number of shares of Common Stock subject to options that may be granted to any Employee in any calendar year shall be 100,000, subject to adjustment as provided in
Section 16 hereof.


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   (b) TERMS AND CONDITIONS OF OPTIONS.  An option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee; provided, however, that no option shall be exercisable more than 10 years after the date of grant thereof. The Option exercise price shall be established by the Committee. The exercise price for an Incentive Stock Option shall not be less than the Fair Market Value of the Common Stock on the grant date of the Incentive Stock Option.

    (c) RESTRICTIONS RELATING TO INCENTIVE STOCK OPTIONS. Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Incentive Stock Options shall be granted only to full-time Employees within the meaning of Section 424 of the Code. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Corporation or any Subsidiary which provides for the granting of Incentive Stock Options) may not exceed $100,000 or such other number as may be authorized under the Code from time to time. Any Incentive Stock Option that is granted to any Employee who is, at the time said option is granted, deemed for purposes of Section 422 of the Code to own shares of the Corporation aggregating more than 10% of the total combined voting power of all classes of shares of the Corporation or of a parent or Subsidiary of the Corporation shall have an exercise price that is at least 110% of the Fair Market Value of the shares at the date of grant and shall not be exercisable after the expiration of five years from the date it is granted.

    (d) ADDITIONAL TERMS AND CONDITIONS. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions, restrictions and limitations, if any, on any Option Award, provided they are not inconsistent with the Plan.

    (e) PAYMENT. Upon exercise, a Participant may pay the exercise price of an option in cash, in shares of Common Stock (including in the case of the exercise of Nonqualified Stock Options shares of Common Stock acquired upon the exercise of a portion of said Option), in exercisable SARs, by delivery by the Participant of irrevocable instructions to a broker registered under the Exchange Act to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the exercise price or a combination of the foregoing, or such other consideration as the Committee may deem appropriate. If the exercise price of an option is paid by delivery of shares of Restricted Stock, the restrictions applicable to such Restricted Stock shall apply to the number of shares Of Common Stock received upon exercise equal to the number of shares of Restricted Stock delivered as payment. The Committee may impose such conditions as it deems appropriate on the use of Common Stock to exercise an Option.

8. STOCK APPRECIATION RIGHTS

         (a) GRANTS. Awards may be granted in the form of stock appreciation rights ("SARs"). SARs shall entitle the recipient to receive a payment, in cash, shares of Common Stock or a combination thereof as the Committee



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determines, equal to the appreciation in Fair Market Value of a stated number of shares of Common Stock from the price stated in the Award Agreement to the Fair Market Value of the Common Stock on the date of exercise or surrender. An SAR may be granted in tandem with all or a portion of a related Option under the Plan ("Tandem SARs") or may be granted separately ("Freestanding SARs"). A Tandem SAR may be granted either at the time of the grant of the related Nonqualified Stock Option or at any time thereafter during the term of the Nonqualified Stock Option. A Tandem SAR related to an Incentive Stock Option may only be granted at the same time such Option is granted. The base price of a Tandem SAR shall be the same as the exercise price of the related Option. The maximum number of shares of Common Stock or equivalents thereof subject to SARs granted to any Employee in any calendar year shall be 100,000, subject to adjustment as provided in Section 16 hereof.

        (b) TERMS AND CONDITIONS OF TANDEM SARS. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire on a date not later than the date on which the related Option expires. Upon exercise of an Option, the related Tandem SAR shall be cancelled automatically to the extent of the number of Options exercised, and such shares shall not thereafter be eligible for grant under Section 5 hereof. Upon exercise of a Tandem SAR, the related Option shall be cancelled automatically to the extent of the number of SARs exercised, and such shares shall not thereafter be eligible for grant under Section 5 hereof.

    Tandem SARs may be exercised only after the expiration of six months from the date of grant of the Tandem SAR. Also, Tandem SARs may be exercised only
(i) on a date when the Fair Market Value exceeds the exercise price stated in the option related to that SAR, (ii) at the time and to the same extent as the related Option is exercisable and (iii) by surrender to the Corporation, unexercised, of the related Option or any applicable portion thereof.

        (c) TERMS AND CONDITIONS OF FREESTANDING SARS. Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee; provided that they may be exercised only after the expiration of six months from the date of grant. The base price of a Freestanding SAR shall also be determined by the Committee; provided, however, that such price shall not be less than the Fair Market Value of the Common Stock on the date of the award of the Freestanding SAR.

        (d) DEEMED EXERCISE. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms is otherwise exercisable and, if so exercised, would result in a payment to the Participant.

         (e) ADDITIONAL TERMS AND CONDITIONS. The Committee may, consistent with the Plan, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions and limitations, if any, on any SAR Award.

9. RESTRICTED STOCK AWARDS

         (a) GRANTS.  Awards may be granted in the form of Restricted Stock



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Awards.  The maximum number of shares of Common Stock subject to Restricted
Stock Awards granted to any Employee in any calendar year shall be 100,000, subject to adjustment as provided in Section 16 hereof.

         (b) RESTRICTIONS. Restricted Stock shall be subject to such terms, conditions, restrictions and limitations, if any, as the Committee deems appropriate including, but not limited to, restrictions on transferability, requirements of continued employment or individual performance or the financial performance of the Corporation. The Committee may modify, or accelerate the termination of, the restrictions applicable to Restricted Stock under such circumstances as it deems appropriate. Certificates for Common Stock delivered pursuant to this Section 9 may contain a legend stating any restrictions appertaining thereto.

        (c) FORFEITURE. Any attempted sale, assignment, encumbrance, pledge or other transfer of Restricted Stock, or any interest therein, during the restriction period in derogation of the restrictions on such shares shall result in a forfeiture to the Corporation of all such shares subject to such attempted transfer. Except as otherwise determined by the Committee, upon termination of employment of the Participant for any reason except retirement, death, permanent disability or a Change in Control during the restriction period, all shares still subject to restriction shall be forfeited by the Participant to the Corporation; provided, that, in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Corporation, waive in whole or in part any or all remaining restrictions with respect to such Participant's shares. The effect of termination of employment by reason of retirement, death, permanent disability or Change in Control shall be set forth in the applicable Award Agreement.

        (d) CERTIFICATES. Immediately upon the grant of a Restricted Stock Award a certificate or certificates for the number of shares of Common Stock represented by the Award shall be registered in the name of the Participant but such certificate or certificates shall be held by the Corporation or a custodian designated by the Corporation until the restrictions on such shares shall lapse or be waived.

        (e) RIGHTS AS SHARE OWNERS. During the period in which any Restricted Stock held by a Participant is subject to the restrictions imposed under
Section 9(b) hereof, the Committee may, in its discretion, grant to the Participant all or any of the rights of a share owner with respect to such shares, including, but not limited to, the right to vote such shares and to receive dividends.

10. PERFORMANCE SHARES

     (a) GRANTS. Awards may be granted in the form of Performance Shares. Performance Shares means interests the entitlement to which is based upon the attainment of Performance Targets during a Performance Period. At the end of the Performance Period, Performance Shares shall be converted into Common Stock (or the cash equivalent thereof, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. The maximum number of shares of Common Stock or equivalents thereof subject to Performance Shares

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 granted to any Employee in any calendar year shall be 100,000, subject to adjustment as provided in Section 16 hereof.

       (b) PERFORMANCE CRITERIA. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. As used herein, the term Performance Period means the period during which a Performance Target is measured and the term Performance Target means the goals established by the Committee as of the beginning of each Performance Period. If at the end of the Performance Period, the Performance Target is fully met, the Performance Shares will be converted 100% into shares of Common Stock (or the cash equivalent thereof, as determined by the Award Agreement) and issued to the Participant. Award payments in excess of 100% shall be permitted based upon an attainment in excess of 100% of the Performance Target. If the Performance Target has not been fully met, Performance Shares will be converted and delivered only to the extent, if any, provided in the Award Agreement for conversion based upon partial attainment of the Performance Target and the balance of the Performance Shares will be forfeited to the Corporation and become available for regrant pursuant to Section 5 hereof. Award payments made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional shares being available for regrant pursuant to Section 5 hereof.

       (c) ADDITIONAL TERMS AND CONDITIONS. The Committee may, consistent with the terms of the Plan, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions, restrictions and limitations, if any, on any Award of Performance Shares.

 11. DEFERRED INCENTIVE UNITS

       (a) GRANTS. Awards may be granted in the form of Deferred Incentive Units. Deferred Incentive Units shall entitle the Participant to receive in cash the Fair Market Value or the appreciation in value of an equivalent number of shares of Common Stock on a settlement date determined by the Committee. The maximum number of Deferred Incentive Units subject to Deferred Incentive Unit Awards made to any Employee in any calendar year shall be 100,000, subject to adjustment as provided in Section 16 hereof.

       (b) TERMS AND CONDITIONS OF DEFERRED INCENTIVE UNITS. The Committee may, consistent with the Plan, by way of Award Agreement or otherwise, determine such terms, conditions, restrictions and limitations, if any, on any Deferred Incentive Unit Award.

 12. PERFORMANCE STANDARDS

       Performance-based Restricted Stock Awards, Performance Share Awards and Deferred Incentive Unit Awards may be based upon achievement of performance targets established in terms of:
       (a)  return on equity;
       (b)  return on assets;
       (c) growth rates or absolute levels of unit sales, revenues, net income, operation and maintenance expenses, production costs or capital expenditures;


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 in each case with respect to the Corporation or any business unit thereof and
       (d) growth rate of market value of shares of Common Stock;
 or various combinations of the foregoing.

 13.  PAYMENT OF AWARDS

       Except as otherwise provided herein, Award Agreements may provide that, at the discretion of the Committee, payment of Awards may be made in cash, Common Stock, or a combination of cash and Common Stock as the Committee shall determine. Payments in the form of Common Stock shall be in whole shares and cash in lieu of a fractional share, if any. Further, the terms of Award Agreements may provide for payment of Awards in the form of a lump sum or installments, as determined by the Committee.

 14.  DIVIDENDS AND DIVIDEND EQUIVALENTS

       If an Award is granted in the form of Restricted Stock, Performance Shares, Deferred Incentive Units or a Freestanding SAR, the Committee may choose, at the time of the grant of the Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions and limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner and at such time as the Committee shall determine.
 All dividends or dividend equivalents which are not paid currently may, at the Committee's discretion, accrue interest or be reinvested into additional shares of Common Stock.

 15. ASSIGNMENT AND TRANSFER

       The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution and during the lifetime of the Participant may be exercised only by such Participant or guardian or legal representative; provided, however, that the Committee is authorized to amend the Plan or outstanding Awards to permit assignment, encumbrance and transfer if and to the extent that such amendment would not produce adverse consequences under tax or securities laws.

 16. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

       In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Corporation, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the shares issuable pursuant to, and the related exercise prices, if applicable, then outstanding Awards shall be appropriately adjusted by the Committee to the extent necessary and in such manner to maintain the benefits of the Participant under all outstanding Awards substantially as before the occurrence of such event.





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17.  AWARDS IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER COMPANIES

        Awards, whether Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Performance Shares or Deferred Incentive Units, may be granted under the Plan in substitution for awards held by employees of a company who become Employees of the Corporation or a Subsidiary as a result of the merger or consolidation of the employer company with the Corporation or a Subsidiary, or the acquisition by the Corporation or a Subsidiary of the assets of the employer company, or the acquisition by the Corporation or a Subsidiary of stock of the employer company as a result of which it becomes a Subsidiary. The terms, provisions and benefits of the substitute Awards so granted may vary from the terms, provisions and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions and benefits of the awards in substitution for which they are granted.

18. WITHHOLDING TAXES

        The Corporation or the applicable Subsidiary shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount needed to satisfy all applicable Federal, state and local withholding tax obligations with respect to such payment or may require the Participant to pay to it such tax obligations prior to and as a condition of the making of such payment. In accordance with any applicable Administrative Policies it establishes, the Committee may allow a Participant to pay any portion of such tax obligations by withholding from any payment of Common Stock due as a result of such Award or by permitting the Participant to deliver to the Corporation shares of Common Stock. The Fair Market Value of the shares to be so held back or delivered to the Corporation shall be determined as of the date on which the obligation to withhold first arose.

19.  NO RIGHT TO CONTINUED EMPLOYMENT OR GRANTS

        Participation in the Plan shall not give any Employee any right to remain in the employ of the Corporation or any Subsidiary. The Corporation or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate the employment of any Employee at any time. The adoption of the Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant, to be granted any Awards hereunder or, if granted an Award in any year, to receive Awards in any subsequent year.

20.  AMENDMENT

        The Board of Directors or the Committee may suspend or terminate the Plan at any time or may, from time to time, amend the Plan in any manner, but may not without share owner approval adopt any amendment which would (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the number of shares of Common Stock which may be issued under the Plan (except as specified in Section 16 hereof) or (c) materially modify the requirements as to eligibility for participation in the Plan. The Board of Directors or the Committee may amend the terms and conditions applicable to the



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outstanding Awards (a) in any case where expressly permitted by the terms of the Plan or an Award Agreement, (b) with the consent of the Participant or (c) without the consent of the Participant if the amendment is not adverse to the interests of the Participant. Except as expressly provided in the Plan or the Award Agreement, the Board of Directors or the Committee may not, without the consent of the Participant, amend the terms and conditions applicable to an Award in a manner adverse to the interests of the Participant; provided, however, that the Board of Directors or the Committee may amend the, or provide additional, terms and conditions in order to satisfy any provision of any current or future Federal, state or local tax or other law, regulation or ruling without the consent of the Participant.

21. GOVERNING LAW

        The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, except as pre-empted by applicable Federal law.

22. CHANGE IN CONTROL

        Unless otherwise specified in the Award Agreement, upon the occurrence of a Change in Control of the Corporation, each Award theretofore granted to an Employee that then remains outstanding shall, subject to the next succeeding sentence, be modified as follows: (a) any outstanding Option and SAR shall become immediately exercisable in full, (b) all restrictions on Restricted Stock and Deferred Incentive Units shall terminate immediately and (c) the restrictions, conditions and contingencies on any Performance Shares shall be deemed to have been satisfied in full. Upon occurrence of a Change in Control of the Corporation, Participants shall be entitled to receive Common Stock in satisfaction of their rights under Deferred Incentive Unit Awards in accordance with the amounts otherwise payable by the Corporation pursuant to the Award Agreement. In no event, however, shall an Employee subject to Section 16(b) of the Exchange Act sell or exercise any equity security or derivative security, as defined in said Act or the rules and regulations promulgated thereunder, acquired pursuant to an Award before the earliest date on which the sale or exercise is eligible for exemption under Rule 16(b)-3 of said Act.

23. NO RIGHT, TITLE OR INTEREST IN CORPORATION ASSETS

        No Participant shall have any rights as a share owner as a result of participation in the Plan until the date of issuance of a stock certificate in the Participant's name except, in the case of Restricted Stock, to the extent provided in Sections 9(d) and 9(e) hereof. To the extent any person acquires a right to receive payments from the Corporation under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Corporation.

24. PAYMENT BY SUBSIDIARIES

        Settlement of Awards to Employees of Subsidiaries shall be made by and at the expense of such Subsidiary. Except as prohibited by law, if any portion of an Award is to be settled in shares of Common Stock, the Corporation shall sell and transfer to the Subsidiary, and the Subsidiary shall purchase, the number of shares necessary to settle such portion of the Award.


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25.  MISCELLANEOUS

        References to particular rules, regulations, schedules, forms or reports of or pursuant to the Exchange Act or the Code include any successor rules, regulations, schedules, forms or reports.





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